DIMON Incorporated	Tel:  804 792 7511
512 Bridge Street	Telex:  6730255 DBRL UW
Post Office Box 681
Danville, VA  24543-0681
USA


                                             									           Exhibit 99


FOR IMMEDIATE RELEASE	                           CONTACT:  Paul W. Ashworth

February 14, 1997                                           	(804) 791-6985



                    DIMON ANNOUNCES ACQUISITION OF INTABEX


DIMON Incorporated announced today that it has signed a definitive agreement to acquire 100 percent ownership of Intabex Holdings
Worldwide S.A. (Intabex), the world's fourth largest leaf tobacco dealer with annual sales of approximately $700 million.

Intabex is a privately-owned Luxembourg holding company with coordination and service offices in Wokingham, England, near London. It owns and operates leaf tobacco buying, processing and exporting operations in principal tobacco markets around the world including the United States, Brazil, Argentina, Malawi, Italy and Thailand. Additionally, through an affiliated company in Zimbabwe whose tobacco interests DIMON is acquiring separately, Intabex is a major supplier of Zimbabwean and other African grown tobacco to the cigarette industry. An Intabex subsidiary, Compania de Filipinas (CdF), is one of the major suppliers of premium cigar leaf and other dark air-cured tobaccos to the resurgent cigar industry in the United States and Europe.

The aggregate purchase price for Intabex, the Zimbabwe assets and other rights being acquired will consist of two million shares of DIMON common stock, $140 million in 10-year, 6.25 percent subordinated debentures convertible into 4.866 million DIMON shares at $28.77 per share, and $79.25 million in cash.

Intabex is principally owned by Folium, Inc., an investment company, and Tabacalera S.A., the Spanish cigarette company. In addition to becoming a DIMON shareholder, Tabacalera will continue with its existing supply agreement to obtain its leaf tobacco requirements through DIMON.
Mr. A. C. B. "Tony" Taberer, the current Chairman of Intabex and an affiliate of Folium, Inc., will become a director of and consultant to DIMON and will continue as a non-executive Chairman of Intabex.
Mr. Taberer is a former Tobacco Internationalman of the year who has nearly 40 years of experience in the tobacco industry.

Claude B. Owen, Jr., DIMON's Chairman and Chief Executive Officer, said his company's board and management group was "very pleased and enthusiastic over the opportunities which the Intabex acquisition brings to DIMON. We proved to ourselves with the merger of Dibrell and Monk-Austin which created DIMON in 1995 that tremendous cost savings and synergies can be obtained by consolidation within the leaf tobacco industry. The fact that Intabex became available at this time offered DIMON a unique and unprecedented opportunity to repeat the same sort of cost cutting exercise which DIMON itself just completed this year."
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"While we are generally reluctant to use equity in an acquisition,"
Owen continued, "we believe that the significant and immediate benefits from this transaction will cause earnings per share to increase rather than being dilutive. Having just completed a restructuring of DIMON's capital structure, we also did not want to add significant new senior debt to our balance sheet at this time. We are confident that the free cash flow to be generated by DIMON and its new Intabex subsidiary will from day one justify this investment decision."

In addition to increasing significantly DIMON's presence in certain key tobacco sourcing areas such as Argentina, Brazil, Malawi, Zimbabwe and the U.S., this acquisition will add new sources for cigarette leaf for DIMON such as Thailand, Sri Lanka and the emerging areas within Africa. The
CdF entities in Latin America and Asia which supply cigar leaf tobacco also represent new sources of supply for DIMON.

Mr. Owen also stated that "while elimination of redundancies in overhead and in certain overlapping operations will be a major benefit from this acquisition, Intabex has a talented and entrepreneurial management team which has made it the fastest growing company in the leaf tobacco industry over the last few years. The addition of Intabex's significant international management presence to DIMON's existing worldwide group will enhance DIMON's efforts to create a truly global management organization."

The definitive agreement has been approved by the DIMON board of directors and by Intabex's shareholders. DIMON expects to consummate the acquisition on April 1, 1997. The parties have received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act, although the transaction remains subject to anti-trust clearance in certain other countries.

The forward-looking information contained in this release is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is subject to risks and uncertainties. Achievement of anticipated earnings per share and free cash flow increases relating to the acquisition are dependent upon the timely realization of cost savings and synergies and the maintenance of Intabex's relationships with customers and suppliers. Delays or unanticipated obstacles in rationalizing operations or loss of significant customer orders or suppliers support may significantly slow or reduce the amount of any earnings benefit. For additional information regarding factors that could affect DIMON's financial condition and results of operations generally, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors that May Affect Future Results" in DIMON's Annual Report on Form 10-K for the year ended June 30, 1996.

DIMON is an international company engaged in two business segments - purchasing, processing, storing and selling leaf tobacco and importing and distributing fresh cut flowers. With sales in excess of $2.1 billion in 1996, DIMON is the second largest leaf tobacco dealer as well as the largest importer and exporter of fresh cut flowers in the world.
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